ENERGY CONVERSION DEVICES DOUBLES REVENUES

IN FIRST QUARTER OF FISCAL 2009

•   Solar Gross Margin Exceeds 33% due to Continued Focus on Operational Excellence

•   Strong Balance Sheet with $478 Million in Cash, Cash Equivalents and Short-Term Investments

Rochester Hills, Mich., Nov. 10, 2008 – Energy Conversion Devices, Inc. (ECD) (NASDAQ: ENER), the leading global manufacturer of thin-film flexible solar laminate products for the building integrated and commercial rooftop markets, today announced financial results for the quarter ended September 30, 2008.

Total consolidated revenues for the quarter were $95.8 million, an increase of 16 percent over the $82.4 million in revenues from the fourth quarter of fiscal 2008, and 104 percent higher than revenues of $47.0 million in the first quarter of fiscal 2008. Solar product sales were $89.5 million, a 16 percent sequential increase and a 124 percent increase over the prior-year quarter. The average selling price for solar laminates during the quarter was $3.04.

Net income for the first quarter was $12.7 million, or $0.29 per fully diluted share, compared to net income of $9.9 million, or $0.24 per fully diluted share, in the fourth quarter of fiscal 2008, and a net loss of $7.6 million, or $0.19 per fully diluted share, in the year-ago period. The company reported net operating cash flow of $26.5 million for the first quarter, versus a use of cash of $14.8 million during the first quarter of fiscal 2008.

First quarter net income and per-share figures include preproduction costs of $2.0 million or $0.05 per fully diluted share, restructuring costs of $0.2 million, or less than one cent per fully diluted share. The company also recorded an “other-than-temporary impairment of investment” of approximately $1.0 million, or $0.02 per fully diluted share, to reflect the decreased market value of a floating rate note issued by Lehman Brothers.

Gross margin in the first quarter on solar product sales was 33.4 percent, and total gross margin was 34.1 percent. United Solar Ovonic produced 30.8 MWs and shipped 29.5 MWs of solar laminates in the first quarter.

Mark Morelli, ECD’s president and chief executive officer, said, “Fiscal 2009 is off to a strong start and demand continues for UNI-SOLAR products from our target markets in Europe, Asia and the US. We recognize that there are new challenges in the present environment, and we are actively managing our business model accordingly. For example, our ongoing commitment to operational excellence enabled us to complete the retrofit of our Auburn Hills 1 facility quickly, while simultaneously ramping a new production line in Greenville ahead of schedule. These improvements elevated our productivity during the quarter and contributed to stronger than anticipated gross margins.”

Harry Zike, ECD’s vice president and chief financial officer, commented, “Our strong balance sheet and fully funded growth plan differentiates us in today’s market. With a strong cash position, positive operating cash flow, and an increasing earnings stream, we have the resources to fund demand-driven growth.”

Guidance for Second Quarter and Fiscal Year

For the fiscal second quarter ending December 31, 2008:

•	Consolidated revenues are expected to be $100 – $108 million.
•	Solar product sales are expected to be $95 – $103 million.
•	Gross margin on solar product sales is expected to be approximately 33 percent and total gross margin is expected to be approximately 34 percent.
•	Pre-production costs are expected to be $2.0 – $2.5 million.
•	Restructuring costs are expected to be $1.0 – $1.4 million.

For the full 2009 fiscal year ending June 30, 2009:

•	Total consolidated revenues are expected to be $455 – $485 million.
•	Solar product sales are expected to be $430 – $450 million.
•	Gross margin on solar product sales is expected to be approximately 34 percent, and total gross margin is expected to be approximately 35 percent.
•	Pre-production costs are expected to be $7.0 - $9.0 million.
•	Restructuring will be completed in the second quarter and costs are expected to be $1.2 – $1.6 million. This is a reduction of $1.3 - $1.4 million compared to previous guidance.

“Looking ahead, we believe that our proven value proposition, strong balance sheet, focus on operational excellence and sustained profitable growth will continue to set us apart from the competition. We have the right strategy, which is to target countries with the highest feed-in tariffs for rooftop and building-integrated solar photovoltaic installations. Our opportunity in the U.S. is even greater now that the federal ITC has been extended. We continue to implement meaningful operational improvements which lower our costs and help us meet the continued demand for our products. In these uncertain times, our customers and partners place even greater value on ECD’s financial strength and operational stability,” concluded Morelli.

Conference Call / Webcast Details

Management of Energy Conversion Devices will review these financial results on a conference call on Monday, November 10, 2008, at 10:00 a.m. ET. The dial-in number for the live audio call is 877-858-2512 or 706-634-6076 (international) with conference ID number 71196238.

The conference call will be webcast live over the Internet and can be accessed in the Investor Relations – Conference Calls – section of the company’s website at www.ovonic.com.

An audio replay of the call will be available approximately two hours after the conclusion of the call. The audio replay will remain available until 11:59 p.m., November 12, 2008, and can be accessed by dialing 800-642-1687 or 706-645-9291 (international), with conference ID number 71196238. The webcast will also be archived on the company’s website.

About Energy Conversion Devices

Energy Conversion Devices, Inc. (ECD) (NASDAQ: ENER) is the leader in building integrated and commercial rooftop photovoltaics, one of the fastest growing segments of the solar power industry. The company manufactures and sells thin-film solar laminates that convert sunlight to energy using proprietary technology. ECD’s UNI-SOLAR® brand products are unique because of their flexibility, light weight, ease of installation, durability, and real-world efficiency. ECD also pioneers other alternative technologies, including a new type of nonvolatile digital memory technology that is significantly faster, less expensive, and ideal for use in a variety of applications including cell phones, digital cameras and personal computers. For more information, please visit www.ovonic.com.

This release contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future net sales or performance, capital expenditures, financing needs, plans or intentions relating to expansions, business trends and other information that is not historical information. All forward-looking statements are based upon information available to us on the date of this release and are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. Risks that could cause such results to differ include: our ability to achieve sustainable profitability; our ability to maintain our customer relationships; our ability to expand our manufacturing capacity in a timely and cost-effective manner; the worldwide demand for electricity and the market for solar energy; the supply and price of components and raw materials for our products; and the resolution of pending legal disputes. The risk factors identified in the ECD filings with the Securities and Exchange Commission, including the company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, could impact any forward-looking statements contained in this release.

Contact:

Mark Trinske, Vice President

Investor Relations & Communications

(248) 299-6063

ENERGY CONVERSION DEVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	(unaudited)
	Quarter Ended September 30,
	2008	2007
Revenues
Product sales	$90,801	$42,467
Royalties	1,344	1,015
Revenue from product development agreements	3,271	2,877
Other revenues	349	683
Total revenues	95,765	47,042
Expenses
Cost of product sales	60,967	35,069
Cost of revenues from product development agreements	2,181	1,709
Product development and research	2,190	3,462
Preproduction costs	1,977	2,545
Selling, general and administrative	14,434	11,695
Restructuring charges	244	2,515
Total expenses	81,993	56,995
Income (Loss) from operations	13,772	(9,953)
Other income (expense)
Interest income	2,604	2,452
Interest expense	(2,732)	—
Other nonoperating expense	(926)	(60)
Total other (expense) income	(1,054)	2,392
Net income (loss) before income taxes	12,718	(7,561)
Income taxes	57	6
Net income (loss)	$12,661	$(7,567)
Basic net income (loss) per share	$.30	$(.19)
Diluted net income (loss) per share	$.29	$(.19)
Shares used in calculation of net income(loss) per share(1):
Basic	42,222	39,838
Diluted	43,052	39,838

(1)	Excludes for 2008 the effect of the 3.4 million shares loaned pursuant to the share lending agreement

ENERGY CONVERSION DEVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

	September 30,	June 30,
	2008	2008
	(unaudited)
ASSETS
Cash and cash equivalents	$467,018	$484,492
Short-term investments	11,201	14,989
Accounts receivable (net)	63,165	53,525
Inventories	34,342	31,337
Assets held for sale	1,532	1,539
Property, plant and equipment (net)	443,390	404,119
Other	54,171	51,966
TOTAL ASSETS	$1,074,819	$1,041,967
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and other current liabilities	$68,455	$52,103
Long-term liabilities	350,396	347,952
TOTAL LIABILITIES	418,851	400,055
STOCKHOLDERS’ EQUITY	655,968	641,912
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,074,819	$1,041,967

ENERGY CONVERSION DEVICES, INC. AND SUBSIDIARIES

CONDENSED STATEMENTS OF CASH FLOWS

(In Thousands)

	Quarter Ended September 30,
	2008	2007
	(unaudited)
OPERATING ACTIVITIES:
Net Income (loss)	$12,661	$(7,567)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	6,969	3,693
Stock and stock options issued for services rendered	1,478	268
Other-than-temporary impairment of investment	964	—
Other	330	713
Changes in working capital	4,130	(11,915)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	26,532	(14,808)
INVESTING ACTIVITIES:
Purchases of property, plant and equipment (including construction in progress)	(46,909)	(30,118)
Investment in joint venture	(1,000)	—
Purchase of investments	—	(42,400)
Proceeds from maturities of investments	2,700	66,760
Proceeds from sale of investments	—	10,610
Proceeds from sales of property, plant and equipment	—	9
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(45,209)	4,861
NET CASH PROVIDED BY FINANCING ACTIVITIES	935	758
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	268	118
NET CASH FLOW	(17,474)	(9,071)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	484,492	80,770
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$467,018	$71,699

ENERGY CONVERSION DEVICES, INC. AND SUBSIDIARIES

SEGMENT REVENUE AND OPERATING INCOME/(LOSS)

(In Thousands)

	Quarter ended September 30,
	2008	2007	2008	2007
	Revenues		Income (Loss) from Operations
United Solar Ovonic	$91,811	$41,887	$20,786	$(468)
Ovonic Materials	3,879	5,092	254	(700)
Corporate activities(1)	75	169	(7,327)	(8,833)
Consolidating entries	—	(106)	59	48
Consolidated	$95,765	$47,042	$13,772	$(9,953)

(1)

Revenues consist primarily of services, facilities and miscellaneous administrative and laboratory services provided to certain affiliates; expense primarily includes corporate operations, including facilities, human resources, legal, finance, information technology, business development, purchasing and restructuring.

Segment Operations – United Solar Ovonic (In Thousands)
	Quarter ended September 30,
	2008	2007
PV product sales	$89,450	$39,870
Megawatts produced	30.8	10.4
Megawatts shipped	29.5	13.1
Cost of product sales	59,589	32,622
Gross margin	29,861	7,248
Gross margin %	33.4%	18.2%
Research and development revenue	$2,361	$2,017
Total revenues	91,811	41,887
Other expenses:
Cost of revenues from product development agreements	1,555	1,150
Product development and research	984	1,125
Preproduction costs	1,977	2,545
Selling, general and administrative expenses	6,920	4,913
Total other expenses	11,436	9,733
Income (loss) from operations	$20,786	$(468)

Segment Operations – Ovonic Materials (In Thousands)
	Quarter ended September 30,
	2008	2007
Product sales	$1,351	$2,615
Cost of product sales	1,437	2,568
Other revenues:
Royalties	1,345	1,015
Product development agreements	910	860
Other revenues	273	602
Other revenues total	2,528	2,477
Total revenues	3,879	5,092
Other expenses:
Cost of revenues from product development agreements	627	577
Product development and research	1,206	2,338
Selling, general and administrative Expenses	355	309
Total other expenses	2,188	3,224
Income (loss) from operations	$254	$(700)

Segment Operations – Corporate Activities (In Thousands)
	Quarter ended September 30,
	2008	2007
Other revenues	$75	$169
Other expenses:
Selling, general and administrative expenses	7,157	6,486
Restructuring costs	245	2,516
Total expenses	7,402	9,002
Loss from operations	$(7,327)	$(8,833)